FOR IMMEDIATE RELEASE
News Release

Ryder Reports First Quarter 2020 Results; Solid Liquidity Position Enhanced with Recent Financing Transactions and Improved Free Cash Flow

First Quarter 2020
•Q1 total revenue of $2.2 billion, down 1%; Q1 operating revenue (non-GAAP) of $1.8 billion, up 1%
•Q1 GAAP EPS from continuing operations loss of $(2.09) versus a profit of $0.87 in prior year, reflects the impacts of previously announced change in residual value estimates and COVID-19
•Q1 comparable EPS (non-GAAP) from continuing operations loss of $(1.38) versus a profit of $1.11 in prior year
•Overall operating results were well ahead of management's expectations through mid-March
•Estimated negative pre-tax earnings impact of COVID-19 in first quarter of approximately $70 million, primarily due to $48 million of additional depreciation resulting from an expected weaker used vehicle sales environment through year end 2020

Business Updates and Impacts of COVID-19
•Substantial liquidity of $1.7 billion as of April 28 available to support operations and fund $600 million in remaining 2020 debt maturities
•Dividend payment expected to continue
•Increased free cash flow expected due to reduced vehicle capital expenditures
•Significant negative impact to commercial rental demand in April
•Weaker market conditions in used vehicle sales expected through year end 2020, resulting in additional depreciation for vehicles expected to be sold through mid-2021
•Lower automotive supply chain volumes due to production shutdowns; start-up expected in May
•Effective tax rate was impacted by the reduction in earnings due to accelerated depreciation charges and the COVID-19 economic effects

MIAMI, April 29, 2020 – Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, supply chain and dedicated transportation solutions, reported results for the three months ended March 31 as follows:

(In millions, except EPS)	Earnings (Loss) Before Taxes			Earnings (Loss)			Diluted Earnings (Loss) Per Share
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Continuing operations (GAAP)	$(113.6)	$68.2	NM	$(109.1)	$45.9	NM	$(2.09)	$0.87	NM
Non-operating pension costs	1.2	6.5		0.1	4.6		—	0.09
Restructuring and other, net	11.3	2.6		8.9	1.8		0.17	0.04
ERP implementation costs	10.3	3.6		7.7	2.7		0.15	0.05
Tax adjustments	—	—		20.4	3.5		0.39	0.06
Comparable (non-GAAP)	$(90.8)	$80.8	NM	$(72.1)	$58.5	NM	$(1.38)	$1.11	NM
Note: Amounts may not be additive due to rounding.
NM - Not Meaningful

Total and operating revenue for the three months ended March 31 were as follows:

(in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2020	2019	% Change	2020	2019	% Change
Total	$2,161	2,180	(1)%	$1,771	1,750	1%
FMS	$1,340	1,352	(1)%	$1,158	1,135	2%
SCS	$628	636	(1)%	$467	477	(2)%
DTS	$335	350	(4)%	$237	236	—%

COVID-19 Impacts to Date and Outlook

Ryder enhanced its solid liquidity position in April by executing a $400 million syndicated term loan, completing a $400 million public bond offering, and renewing its $300 million receivable-backed financing facility. The company's solid liquidity position as of April 28, 2020 includes approximately $1 billion in cash in the U.S., $565 million in available revolver borrowings, and $100 million in availability under its receivable-backed financing facility. The company is well positioned to support operations, fund $600 million of remaining 2020 debt maturities, and expects to continue paying its dividend.

Considered an essential business during the COVID-19 pandemic, Ryder continues to provide crucial supply chain and transportation services to its customers in the vast majority of its locations. The pandemic and measures taken to prevent its spread, however, negatively affected Ryder's first quarter pre-tax earnings by an estimated $70 million, primarily due to estimated impacts from additional accelerated depreciation of $27 million and valuation adjustments of $21 million resulting from lower expected used vehicle pricing. Additional COVID-19 impacts late in the quarter included decreased commercial rental demand and an increase in bad debt reserves, each of which impacted earnings by an estimated $8 million. Additionally, there was a negative impact of $6 million to earnings in supply chain due to the automotive industry shutdown.

The company now expects lower used vehicle pricing in the second half of 2020 due to lower demand versus the prior expectation of a modest increase. As a result, the company increased accelerated depreciation on vehicles expected to be sold through mid-2021. In addition, the value of used vehicles in inventory at quarter end was written down to reflect lower expected pricing.

Demand for commercial rental vehicles has decreased significantly due to a substantial reduction in business activity. Rental utilization percentage on power vehicles is estimated to be in the low-50s in April, compared to historical levels in the low-70s. Every percentage point change in utilization is estimated to impact monthly pre-tax earnings by approximately $1 million until the rental fleet size can be aligned with market demand.

SCS automotive volumes have declined significantly due to production shutdowns. Our automotive customers generally expect to resume production throughout May; however, the timing and pace of the ramp up are subject to change. Continued full production shutdowns in North America would impact SCS earnings by approximately $15 million to $20 million per month including fixed costs required to maintain production readiness.

ChoiceLease revenue has not been substantially impacted through April. However, Ryder has established additional bad debt reserves of $8 million, primarily in FMS, due to slower COVID-19 related payment activity with certain customers.

Assuming ongoing impacts from the pandemic, the company expects lower lease sales in 2020 which will result in significantly lower capital expenditures. Actions including the cancellation and deferral of lease and rental vehicle orders and the redeployment of rental equipment to fulfill lease contracts will further reduce capital spending. Capital expenditures are now expected to be between $1.0 billion to $1.4 billion for the full year, resulting in 2020 free cash flow above management's prior expectations and above the prior record of $600 million.

Ryder took significant actions in early April to reduce discretionary spending and overhead costs by a total of $20 million in the second quarter, including employee furloughs.

Due to the uncertainty relating to the magnitude and duration of COVID-19 crisis, Ryder has suspended providing earnings guidance.

CEO Commentary

Commenting on the company's response to the challenges of COVID-19 and current outlook, Ryder Chairman and CEO Robert Sanchez said, "I couldn't be more proud of the courage and commitment of the nearly 40,000 Ryder employees. While much of the world sheltered in place, Ryder employees reported to the front lines to ensure the safe delivery of essential food, healthcare goods, and other critical supplies, while adhering to new hygiene and social distancing procedures. Ryder employees are the most critical component in our company's success and never more so than during this unprecedented time.

"Through mid-March, first quarter results were well ahead of our prior expectations; however, the COVID-19 pandemic negatively impacted performance for the quarter. Although we cannot predict the depth and duration of the economic impact from COVID-19, we are focused on actions to mitigate the negative effect on our operations while continuing to serve our customers and position the company to achieve our long-term goals.

"In early April, we solidified our liquidity position and now have $1.7 billion of available liquidity. In addition, given the slowdown expected from the pandemic and the counter-cyclical cash flow nature of our model, we now anticipate generating record levels of free cash flow this year. I am pleased that we are well positioned to support operations and fund $600 million of remaining 2020 debt maturities. We also expect to continue to pay our dividend.

"While these unparalleled challenges present a setback to earnings in the near term, we remain focused on our strategic initiatives to achieve our long-term target ROE of 15%. These initiatives include increasing lease prices, executing on our multi-year maintenance cost-savings initiative, and reducing capital investment in lower performing accounts and geographies. In addition, as we move past higher levels of depreciation from residual value estimates changes, we expect to recognize significantly improved returns.

"This pandemic has heightened awareness of the importance of a reliable and efficient supply chain. New trends and opportunities will emerge as a result, including an increase in near-shoring and growth in e-commerce and last-mile services. We expect increased demand for the sophisticated North American logistics operations provided by our supply chain and dedicated businesses, as well as elevated levels of visibility, transparency, and collaboration across the supply chain provided by our RyderShare visibility and collaboration tool.

"Make no mistake, the months ahead will remain challenging. In the transportation and logistics industry, we talk about new challenges and disruption all the time. At Ryder, it’s our job to overcome these obstacles. Time and again, I have witnessed the men and women of Ryder demonstrate a phenomenal capacity to come together and get the job done. I am confident in our ability to all come together now in support of our customers, our shareholders, our communities, and each other. We will get through this together and emerge a stronger company with many new opportunities to provide even greater levels of products and services in a post COVID-19 environment."

First Quarter Business Segment Operating Results

Fleet Management Solutions

In the Fleet Management Solutions (FMS) business segment, total revenue was $1.3 billion, down 1% from the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel and lease liability insurance revenue) was $1.2 billion, up 2% from the year-earlier period. Ryder ChoiceLeaseTM (lease) revenue increased 7%, reflecting a larger average fleet size as well as higher prices on new vehicles. The lease fleet increased by 5,300 vehicles or 3% compared to the prior year. Commercial rental revenue decreased 13% from the year-earlier period due to lower demand, partially offset by higher pricing.

FMS loss before tax was $(115) million compared with earnings before tax of $61 million in 2019, including $80 million of higher depreciation expense resulting from the vehicle residual value estimate change effective July 1, 2019. Earnings were also negatively impacted by an estimated impact from COVID-19 of $60 million, as well as lower commercial rental performance. These impacts were partially offset by higher ChoiceLease results which benefited from fleet growth and higher pricing. Lower rental performance was driven by decreased demand, partially offset by increased pricing. Rental power fleet utilization was 64.4% in the first quarter, down from 74.9% in the year-earlier period, partially due to the impact of lower demand late in the quarter due to COVID-19. In second half of 2019, the company began reducing the size of the rental fleet in order to align with expected demand conditions, resulting in a 5% sequential decline in fleet size. The COVID-19 impacts of approximately $60 million included additional depreciation and valuation adjustments reflecting lower used vehicle pricing expected for vehicles to be sold through mid-2021, incrementally lower rental demand, and higher bad debt reserves reflecting slower customer payment activity. FMS loss before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were (8.5)% and (9.9)%, respectively.

Supply Chain Solutions

In the Supply Chain Solutions (SCS) business segment, total revenue was down 1% to $628 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was down 2% to $467 million compared with the year-earlier period. The decline in SCS total revenue and operating revenue primarily reflects previously announced lost business and COVID-19 related volume reductions in the automotive sector, partially offset by increased pricing and higher volumes with non-automotive customers.

SCS earnings before tax of $31 million decreased 4% in the first quarter of 2020 compared with $32 million in 2019. This decrease reflects COVID-19 related automotive industry production shutdowns and currency valuation charges which together total approximately $10 million, as well as additional impacts from prior-year insurance rebates and increased medical expenses. These impacts were mostly offset by higher pricing and increased volumes with non-automotive customers. SCS earnings before tax as a percentage of SCS total revenue and SCS operating revenue (a non-GAAP measure) were 4.9% and 6.6%, respectively, both down 20 basis points from the prior year.

Dedicated Transportation Solutions

In the Dedicated Transportation Solutions (DTS) business segment, total revenue was down 4% to $335 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) slightly increased to $237 million compared with the year-earlier period. The decline in DTS total revenue reflects lower subcontracted transportation revenue and lower fuel costs passed through to customers. DTS operating revenue growth reflects higher volumes and pricing, partially offset by lost business.

DTS earnings before tax of $12 million decreased 30% compared with $17 million in 2019 due to a $4 million change in residual value estimates on vehicles used in this segment (which is eliminated in consolidation), prior year insurance rebates, increased medical expenses, and bad debt reserves. These impacts were partially offset by higher pricing and volumes. DTS earnings before tax as a percentage of DTS total revenue and DTS operating revenue (a non-GAAP measure) were 3.6% and 5.1%, respectively, down 140 and 230 basis points from the year-earlier period.

Corporate Financial Information
Central Support Services

In the first quarter of 2020, unallocated CSS costs decreased to $9 million from $13 million in the prior year.

Income Taxes

Our effective income tax rate from continuing operations for the first quarter of 2020 was a benefit of 4.0% as compared to an expense of 32.7% in the prior year. The tax rate was impacted by the reduction in earnings due to the accelerated depreciation charges and the COVID-19 economic effects in addition to a $13 million valuation allowance recorded on the UK’s net deferred tax assets. The comparable effective income tax rate (a non-GAAP measure) from continuing operations for the first quarter of 2020 was a benefit of 20.6% as compared to an expense of 27.6% in the prior year.

Capital Expenditures

Year-to-date capital expenditures decreased to $392 million in 2020 compared with $1.1 billion in 2019. The decrease in capital expenditures reflects lower planned investments to grow and refresh the lease and rental fleets. The company now expects full year 2020 gross capital expenditures of $1.0 billion to $1.4 billion, below the $2.1 billion expected prior to the COVID-19 pandemic and below prior year of $3.6 billion. Lower capital spending is expected to result in higher free cash flow. Proceeds of $103 million were in line with prior year as higher volumes were offset by lower pricing. Net capital expenditures were $289 million in 2020 down from $1.0 billion in 2019.

Cash Flow and Leverage

Year-to-date operating cash flow was $439 million in 2020, down from $485 million in 2019. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $542 million compared with $589 million in 2019. Free cash flow (a non-GAAP measure) was positive $111 million, compared with negative $(438) million in 2019, reflecting decreased capital spending.

Total debt as of March 31, 2020 was $8.2 billion up from $7.9 billion in 2019. Debt-to-equity as of March 31, 2020 was 364% compared with 320% at year-end 2019, above the company's long-term target of 250-300%. The increase in debt-to-equity reflects the reduction in equity related to higher non-cash depreciation expense from the previously announced vehicle residual value estimate change. Debt-to-equity also reflects a higher than normal cash balance which increased debt-to-equity by an estimated 15 percentage points.

Supplemental Company Information

First Quarter Net Earnings

(In millions, except EPS)	Earnings		Diluted EPS
	2020	2019	2020	2019
Earnings (loss) from continuing operations	$(109.1)	45.9	$(2.09)	0.87
Discontinued operations	(0.5)	(0.6)	(0.01)	(0.01)
Net earnings (loss)	$(109.6)	45.3	$(2.10)	0.86

Business Description

Ryder System, Inc. is a FORTUNE 500® commercial fleet management, supply chain, and dedicated transportation solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:
•Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.
•Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.
•Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###
Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our forecast, outlook, expectations regarding market trends and economic environment; impact of the COVID-19 pandemic on earnings, depreciation, commercial rental demand, used vehicle pricing, timing for making adjustments to rental fleet size, automotive supply chain volumes, our effective tax rate, and sales for ChoiceLease and other products and services; the adequacy of steps we have taken to mitigate the negative impacts of COVID-19 on our operations; impact of continued automotive production shutdowns on earnings; expected benefits from our strategic initiatives; our ability to implement our asset management strategy to right size our fleet; our financial condition; performance in our product lines and segments; demand, sales and pricing in used vehicle sales; residual values and depreciation expense; free cash flow; liquidity; capital expenditures; and our ability to obtain our projected benefits from our RyderShare visibility and collaboration tool.

All of our forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the duration and severity of the COVID-19 pandemic and governmental responses thereto; our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or utilization or poor acceptance of rental pricing, worsening of market demand for or excess supply of used vehicles impacting current and/or estimated pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs, lower than expected benefits from our cost-savings initiatives, lower than expected benefits from our sales, marketing and new product initiatives, higher than expected costs related to our ERP implementation, setbacks or uncertainty in the economic market or in our ability to grow and retain profitable customer accounts, implementation or enforcement of regulations, decreases in freight demand or volumes, used vehicle inventory levels, poor operational execution including with respect to new accounts and product launches, our difficulty in obtaining adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to labor disputes, severe weather or natural occurrences, competition from other service providers and new entrants, lower than anticipated customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, higher than expected bad debt reserves or write-offs, changes in customers' business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, higher than expected reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, impact of changes in our residual value estimates and accounting policies, including our depreciation policy, the sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure and why management believes that presentation of each measure provides useful information to investors. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Ryder’s earnings conference call and webcast is scheduled for April 29, 2020 at 11:00 a.m. ET. To join, click here.

LIVE AUDIO VIA PHONE
Toll Free Number: 888-352-6803
USA Toll Number: 323-701-0225
Audio Passcode:  Ryder
Conference Leader: Bob Brunn

AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number: 888-203-1112
USA Toll Number: 719-457-0820
Replay Passcode:  1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast will be available within 24 hours after the end of the call. Click here then select Financials/Quarterly Reports and the date.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call. Click here then select Financials/Quarterly Reports and the date.

Contacts: Media:      Investor Relations:
         Amy Federman     Bob Brunn
         (305) 500-4989     (305) 500-4053

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended March 31, 2020 and 2019
(In millions, except per share amounts)

	Three Months
	2020	2019

Lease & related maintenance and rental revenues	$927.8	899.6
Services revenue	1,112.2	1,132.0
Fuel services revenue	121.4	148.7
Total revenues	2,161.3	2,180.3

Cost of lease & related maintenance and rental	818.3	664.3
Cost of services	954.4	971.7
Cost of fuel services	120.4	143.3
Other operating expenses	33.6	33.6
Selling, general and administrative expenses	224.1	231.3
Non-operating pension costs	1.2	6.5
Used vehicle sales, net	20.7	8.2
Interest expense	62.6	55.3
Miscellaneous (income) loss, net	8.7	(8.2)
Restructuring and other items, net	30.9	6.2
	2,274.9	2,112.2

Earnings (loss) from continuing operations before income taxes	(113.6)	68.2
Provision for (benefit from) income taxes	(4.5)	22.3
Earnings (loss) from continuing operations	(109.1)	45.9
Income (loss) from discontinued operations, net of tax	(0.5)	(0.6)
Net earnings (loss)	$(109.6)	45.3

Earnings (loss) per common share — Diluted
Continuing operations	$(2.09)	0.87
Discontinued operations	(0.01)	(0.01)
Net earnings	$(2.10)	0.86

Earnings (loss) per share information — Diluted
Earnings from continuing operations	$(109.1)	45.9
Less: Distributed and undistributed earnings allocated to unvested stock	(0.1)	(0.2)
Earnings from continuing operations available to common stockholders	$(109.2)	45.7

Weighted-average common shares outstanding — Diluted	52.3	52.6

EPS from continuing operations	$(2.09)	0.87
Non-operating pension costs	—	0.09
Restructuring and other, net	0.17	0.04
ERP implementation costs	0.15	0.05
Tax adjustments, net	0.39	0.06
Comparable EPS from continuing operations *	$(1.38)	1.11

*Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

	March 31, 2020	December 31, 2019

Assets:
Cash and cash equivalents	$397.2	73.6
Other current assets	1,459.3	1,488.5
Revenue earning equipment, net	10,033.6	10,427.7
Operating property and equipment, net	906.7	917.8
Other assets	1,567.3	1,567.8
	$14,364.2	14,475.3

Liabilities and shareholders' equity:
Current liabilities	$1,342.9	1,470.8
Total debt	8,174.4	7,924.8
Other non-current liabilities (including deferred income taxes)	2,604.2	2,603.4
Shareholders' equity	2,242.7	2,476.3
	$14,364.2	14,475.3

SELECTED KEY RATIOS AND METRICS

	March 31, 2020	December 31, 2019

Debt to equity	364%	320%
Effective interest rate (average cost of debt)	3.1%	3.3%

	Three months ended March 31,
	2020	2019

Comparable EBITDA*	$518.5	532.3

	Three months ended March 31,
	2020	2019

Net cash provided by operating activities from continuing operations	$438.6	485.3
Free cash flow *	110.6	(437.9)
Capital expenditures paid	431.0	1,026.7

Capital expenditures (accrual basis)	$392.0	1,113.8
Less: Proceeds from sales (primarily revenue earning equipment)	(103.0)	(103.5)
Net capital expenditures	$289.0	1,010.3

	Twelve months ended March 31,
	2020	2019

Adjusted return on equity *	(4.8)%	12.2%

Adjusted return on capital *	0.8%	5.2%
Weighted average cost of capital	4.6%	4.8%
Adjusted return on capital spread **	(3.8)%	0.4%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended March 31, 2020 and 2019
(in millions)

	Three Months
	2020	2019	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$792.2	740.1	7%
SelectCare	136.1	135.8	—%
Commercial rental	205.8	236.1	(13)%
Other	23.4	23.2	1%
Fuel services revenue	173.3	207.9	(17)%
ChoiceLease liability insurance revenue	9.4	8.5	10%
Total Fleet Management Solutions	1,340.2	1,351.6	(1)%
Supply Chain Solutions	628.4	635.7	(1)%
Dedicated Transportation Solutions	334.9	349.6	(4)%
Eliminations	(142.3)	(156.6)	9%
Total revenue	$2,161.3	2,180.3	(1)%

Operating Revenue: *
Fleet Management Solutions	$1,157.5	1,135.2	2%
Supply Chain Solutions	467.3	477.1	(2)%
Dedicated Transportation Solutions	236.7	235.6	—%
Eliminations	(90.3)	(97.4)	7%
Operating revenue	$1,771.2	1,750.5	1%

Business Segment Earnings:
Earnings (loss) from continuing operations
before income taxes:
Fleet Management Solutions	$(114.6)	60.9	NM
Supply Chain Solutions	31.0	32.3	(4)%
Dedicated Transportation Solutions	12.2	17.4	(30)%
Eliminations	(10.1)	(17.3)	42%
	(81.4)	93.3	NM
Unallocated Central Support Services	(9.4)	(12.5)	25%
Non-operating pension costs	(1.2)	(6.5)	81%
Other items impacting comparability, net	(21.6)	(6.2)	NM
Earnings (loss) from continuing operations before income taxes	(113.6)	68.2	NM
Provision for (benefit from) income taxes	(4.5)	22.3	NM
Earnings (loss) from continuing operations	$(109.1)	45.9	NM

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.
NM - Not Meaningful

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended March 31, 2020 and 2019
(in millions)

	Three Months
	2020	2019	B(W)

Fleet Management Solutions

FMS total revenue	$1,340.2	1,351.6	(1)%
Fuel services revenue(a)	(173.3)	(207.9)	(17)%
ChoiceLease liability insurance revenue	(9.4)	(8.5)	10%
FMS operating revenue *	$1,157.5	1,135.2	2%

Segment earnings (loss) before income taxes	$(114.6)	60.9	NM

FMS earnings (loss) before income taxes as % of FMS total revenue	(8.5)%	4.5%

FMS earnings (loss) before income taxes as % of FMS operating revenue *	(9.9)%	5.4%

Supply Chain Solutions

SCS total revenue	$628.4	635.7	(1)%
Subcontracted transportation	(135.7)	(128.0)	6%
Fuel	(25.4)	(30.6)	(17)%
SCS operating revenue *	$467.3	477.1	(2)%

Segment earnings before income taxes	$31.0	32.3	(4)%

SCS earnings before income taxes as % of SCS total revenue	4.9%	5.1%

SCS earnings before income taxes as % of SCS operating revenue *	6.6%	6.8%

Dedicated Transportation Solutions

DTS total revenue	$334.9	349.6	(4)%
Subcontracted transportation	(66.2)	(76.8)	(14)%
Fuel	(32.0)	(37.2)	(14)%
DTS operating revenue *	$236.7	235.6	—%

Segment earnings before income taxes	$12.2	17.4	(30)%

DTS earnings before income taxes as % of DTS total revenue	3.6%	5.0%

DTS earnings before income taxes as % of DTS operating revenue *	5.1%	7.4%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to SCS and DTS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended March 31,			2020/2019
	2020	2019		Three Months

ChoiceLease
Average fleet count	159,600	151,400		5%
End of period fleet count	158,800	153,500		3%
Miles/unit per day change - % (a)	3.8%	0.8%

Average Active ChoiceLease vehicles (b)	148,200	141,100		5%
Revenue per active ChoiceLease vehicle (c)	$5,350	$5,240		2%

Commercial rental
Average fleet count	40,500	43,000		(6)%
End of period fleet count	39,600	43,800		(10)%
Rental utilization - power units	64.4%	74.9%	(1,050)	bps
Rental rate change - % (d)	3.4%	2.9%

Customer vehicles under
SelectCare contracts
Average fleet count	56,400	56,200		—%
End of period fleet count	56,900	55,900		2%

Customer vehicles under
SelectCare on-demand (e)
Fleet serviced during the period	8,100	9,000		(10)%

SCS
Average fleet count (f)	9,600	9,700		(1)%
End of period fleet count (f)	9,600	9,800		(2)%

DTS
Average fleet count (f)	9,400	9,500		(1)%
End of period fleet count (f)	9,400	9,700		(3)%

Used vehicle sales (UVS)
Average UVS inventory	10,300	7,300		41%
End of period fleet count	11,600	7,600		53%
Used vehicles sold	5,500	4,900		12%
UVS pricing change (g)
Tractors	(26)%	17%
Trucks	(6)%	3%

Notes:

(a)	Represents percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Active ChoiceLease vehicles are calculated as those units currently earning revenue and not classified as not yet earning or no longer earning units.
(c)	Calculated based on the reported quarterly ChoiceLease revenue.
(d)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(e)	Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.
(f)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial rental and SelectCare.
(g)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Tax and Comparable Tax Rate	Earnings (Loss) Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings (Loss)	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS	EPS from Continuing Operations	Condensed Consolidated Statements of Earnings - Unaudited
Adjusted Return on Equity (ROE)	Not Applicable. However, the non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the following reconciliations.	Appendix - Non-GAAP Financial Measure Reconciliations
Adjusted Return on Capital (ROC) and Adjusted ROC Spread	Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

Set forth in the table below is an overview of each non-GAAP financial measure and why management believes that presentation of each non-GAAP financial measure provides useful information to investors. See reconciliations for each of these measures following this table.

Operating Revenue Measures:
Operating Revenue FMS Operating Revenue SCS Operating Revenue DTS Operating Revenue FMS EBT as a % of FMS Operating Revenue SCS EBT as a % of SCS Operating Revenue DTS EBT as a % of DTS Operating Revenue
Operating revenue is defined as total revenue for Ryder System, Inc. or each business segment (FMS, SCS and DTS) excluding any (1) fuel and (2) subcontracted transportation, as well as (3) revenue from our ChoiceLease liability insurance program which was discontinued in early 2020. We believe operating revenue provides useful information to investors as we use it to evaluate the operating performance of our core businesses and as a measure of sales activity at the consolidated level for Ryder System, Inc., as well as for each of our business segments. We also use segment EBT as a percentage of segment operating revenue for each business segment for the same reason. Note: FMS EBT, SCS EBT and DTS EBT, our primary measures of segment performance, are not non-GAAP measures.

Fuel: We exclude FMS, SCS and DTS fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers, which is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on trailing market fuel costs.

Subcontracted transportation: We also exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability. While our SCS and DTS business segments subcontract certain transportation services to third party providers, our FMS business segment does not engage in subcontracted transportation and, therefore, this item is not applicable to FMS.

ChoiceLease liability Insurance: We exclude ChoiceLease liability insurance as we announced our plan in the first quarter of 2020 to exit the extension of our liability insurance coverage for ChoiceLease customers. The exit of this program is estimated to be completed in the second quarter of 2021. We are excluding the revenues associated with this program for better comparability of our on-going operations.

Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Taxes (EBT) and Comparable Tax Rate

Comparable Earnings

Comparable Earnings per Diluted Common Share (EPS)

Adjusted Return on Equity (ROE)

Adjusted Return on Capital (ROC) and Adjusted ROC Spread

Comparable EBT, comparable earnings and comparable EPS are defined, respectively, as GAAP EBT, earnings and EPS, all from continuing operations, excluding (1) non-operating pension costs and (2) any other significant items that are not representative of our business operations. We believe these comparable earnings measures provide useful information to investors and allow for better year-over-year comparison of operating performance.
Non-operating pension costs: Our comparable earnings measures exclude non-operating pension costs, which include the amortization of net actuarial loss and prior service cost, interest cost and expected return on plan assets components of pension and postretirement benefit costs, as well as a settlement or curtailment of a plan if one has occurred. We exclude non-operating pension costs because we consider these to be impacted by financial market performance and outside the operational performance of our business.

Other Items Impacting Comparability: Our comparable and adjusted earnings measures also exclude other significant items that are not representative of our business operations as detailed in the reconciliation table below. These other significant items vary from period to period and, in some periods, there may be no such significant items.

Calculation of comparable tax rate: The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Adjusted ROE: Adjusted ROE is defined as adjusted net earnings divided by adjusted average shareholders' equity and represents the rate of return on shareholders' investment. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity. We use adjusted ROE as an internal measure of how effectively we use the owned capital invested in our operations.

Adjusted ROC: Adjusted ROC is defined as adjusted net earnings divided by average total capital and represents the rate of return generated by the capital deployed in our business. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity (a component of average total capital).We use adjusted ROC as an internal measure of how effectively we use the capital invested (borrowed or owned) in our operations. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Comparable EBITDA is defined as earnings from continuing operations, net of tax, first adjusted to exclude the following items, all from continuing operations: (1) non-operating pension costs and (2) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods and are described under Comparable Earnings Measures above) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) losses from used vehicle fair value adjustments and (5) amortization.

We believe comparable EBITDA provides investors with useful information, as it is a standard measure commonly reported and widely used by analysts, investors and other interested parties to measure financial performance and our ability to service debt and meet our payment obligations. In addition, we believe that the inclusion of comparable EBITDA provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Other companies may calculate comparable EBITDA differently; therefore, our presentation of comparable EBITDA may not be comparable to similarly-titled measures used by other companies.

Comparable EBITDA should not be considered as an alternative to earnings from continuing operations before income taxes or earnings from continuing operations determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities (determined in accordance with GAAP), as an indicator of cash flows, or as a measure of liquidity.

Cash Flow Measures:
Total Cash Generated Free Cash Flow
We consider total cash generated and free cash flow to be important measures of comparative operating performance, as our principal sources of operating liquidity are cash from operations and proceeds from the sale of revenue earning equipment.

Total Cash Generated: Total cash generated is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities. We believe total cash generated is an important measure of total cash flows generated from our ongoing business activities.

Free Cash Flow: We refer to the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities, less (5) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. Our calculation of free cash flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended March 31,
	2020	2019

Total revenue	$2,161.3	2,180.3
Subcontracted transportation	(202.0)	(204.8)
Fuel	(178.7)	(216.5)
ChoiceLease liability insurance revenue	(9.4)	(8.5)
Operating revenue *	$1,771.2	1,750.5

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION

	Three months ended March 31,
	2020	2019

Net cash provided by operating activities from continuing operations	$438.6	485.3
Proceeds from sales (primarily revenue earning equipment) (a)	101.1	101.5
Sales of operating property and equipment	1.9	1.9
Total cash generated *	541.6	588.8
Purchases of property and revenue earning equipment (a)	(431.0)	(1,026.7)
Free cash flow *	$110.6	(437.9)

Memo:
Net cash used in investing activities	$(333.0)	(923.2)
Net cash provided by financing activities	$217.6	434.3

Notes:

(a)	Included in cash flows from investing activities.

* Non-GAAP financial measure. See definition above.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

ADJUSTED RETURN ON EQUITY RECONCILIATION

	Twelve months ended March 31,
	2020	2019

Net earnings (12-month rolling period)	$(179.4)	293.1
+ Other items impacting comparability *	53.4	12.9
+ Income taxes (a)	(45.7)	109.6
Adjusted earnings before income taxes	(171.7)	415.6
- Adjusted income taxes (b)	53.2	(104.5)
= Adjusted net earnings for ROE (numerator) [A]	$(118.5)	311.1

Average shareholders' equity	$2,474.1	2,515.6
Adjustment to equity (c)	17.7	25.4
Adjusted average total equity (denominator) [B]	$2,491.8	2,541.0

Adjusted ROE *** [A]/[B]	(4.8)%	12.2%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Represents the tax provision on adjusted earnings before income taxes.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* Other items impacting comparability includes the following:

	Twelve months ended March 31,
	2020	2019
Restructuring and other, net	$44.0	8.6
ERP implementation costs	28.0	4.3
Gain on sale of property	(18.6)	—
Other items impacting comparability	$53.4	12.9

** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.
*** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended March 31,
	2020	2019

Net earnings (12-month rolling period)	$(179.4)	293.1
+ Other items impacting comparability *	53.4	12.9
+ Income taxes (a)	(45.7)	109.6
Adjusted earnings before income taxes	(171.7)	415.6
+ Interest expense	248.6	197.9
- Adjusted income taxes (b)	(0.5)	(154.9)
= Adjusted net earnings for ROC (numerator) [A]	$76.4	458.6

Average total debt	$7,732.2	6,365.9
Average shareholders' equity	2,474.1	2,515.6
Adjustment to equity (c)	17.7	25.4
Adjusted average total capital (denominator) [B]	$10,224.1	8,906.9

Adjusted ROC ** [A]/[B]	0.8%	5.2%

Weighted average cost of capital	4.6%	4.8%

Adjusted return on capital spread**	(3.8)%	0.4%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Represents the tax provision on adjusted earnings before income taxes and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* See our Adjusted Return on Equity Reconciliation on the previous page for further details regarding other items impacting comparability.
** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three months ended March 31,
	2020	2019

Earnings (loss) from continuing operations	$(109.1)	45.9
+ Provision for (benefit from) income taxes	(4.5)	22.3
Earnings before income taxes from continuing operations	(113.6)	68.2
+ Non-operating pension costs	1.2	6.5
+ Restructuring and other, net	11.3	2.6
+ ERP implementation costs	10.3	3.6
Comparable earnings (loss) before income taxes from continuing operations	(90.8)	80.8
+ Interest expense	62.6	55.3
+ Depreciation	523.2	377.4
+ Losses from used vehicle fair value adjustments	21.5	16.7
+ Amortization	2.0	2.1
Comparable EBITDA *	$518.5	532.3

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / EARNINGS / TAX RATE RECONCILIATION

		2020
	Condensed Consolidated Statements of Earnings Line Item	Three Months

Earnings (loss) from continuing operations before income taxes		$(113.6)
Non-operating pension costs	Non-operating pension costs	1.2
Restructuring and other, net	Revenue and Restructuring and other items, net	11.3
ERP implementation costs	Restructuring and other items, net	10.3
Comparable earnings (loss) from continuing operations before income taxes*		$(90.8)

Benefit from (provision for) income taxes		$4.5
Tax adjustments		20.4
Income tax effects of non-GAAP adjustments**		(6.1)
Comparable benefit from (provision for) income taxes**		$18.7

Earnings (loss) from continuing operations		$(109.1)
Non-operating pension costs	Non-operating pension costs	0.1
Restructuring and other, net	Revenue and Restructuring and other items, net	8.9
ERP implementation costs	Restructuring and other items, net	7.7
Tax adjustments	Provision for (benefit from) income taxes	20.4
Comparable earnings (loss) from continuing operations*		$(72.1)

Tax rate on continuing operations		4.0%
Tax adjustments and income tax effects of non-GAAP adjustments**		16.6%
Comparable tax rate on continuing operations**		20.6%

* Non-GAAP financial measure. See definition above.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / EARNINGS / TAX RATE RECONCILIATION

		2019
	Condensed Consolidated Statements of Earnings Line Item	Three Months

Earnings from continuing operations before income taxes		$68.2
Non-operating pension costs	Non-operating pension costs	6.5
Restructuring and other, net	Restructuring and other items, net	2.6
ERP implementation costs	Restructuring and other items, net	3.6
Comparable earnings from continuing operations before income taxes*		$80.8

Benefit from (provision for) income taxes		$(22.3)
Tax adjustments		3.5
Income tax effects of non-GAAP adjustments**		(3.6)
Comparable benefit from (provision for) income taxes**		$(22.3)

Earnings (loss) from continuing operations		$45.9
Non-operating pension costs	Non-operating pension costs	4.6
Restructuring and other, net	Restructuring and other items, net	1.8
ERP implementation costs	Restructuring and other items, net	2.7
Tax adjustments	Provision for income taxes	3.5
Comparable earnings (loss) from continuing operations*		$58.5

Tax rate on continuing operations		32.7%
Tax adjustments and income tax effects of non-GAAP adjustments**		(5.1)%
Comparable tax rate on continuing operations**		27.6%

* Non-GAAP financial measure. See definition above.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Note: Amounts may not be additive due to rounding.